                                                                    Exhibit 99.5

                            Newcastle Partners, L.P.
                         300 Crescent Court, Suite 1110
                                Dallas, TX 75201

January 27, 2006

Newcastle Special Opportunity Fund I, L.P.
300 Crescent Court, Suite 1110
Dallas, TX 75201

Gentlemen:

     As  an  inducement  to  Newcastle   Special   Opportunity  Fund  I,  L.P.'s
willingness  to  purchase a  $12,550,000  4%  convertible  promissory  note (the
"Note") issued by Hallmark Financial  Services,  Inc., a Nevada corporation (the
"Company"),  Newcastle Partners,  L.P.  ("Newcastle")  hereby agrees to vote all shares of common stock, par value $0.03 per share (the "Common  Stock"),  of the
Company,  held  beneficially  or of record by it,  in favor of any  proposal  to approve (i) an increase in the  authorized  share capital of the Company (or any proposal having a similar effect, including, without limitation, a reverse stock split) and (ii) the  issuance of shares of Common Stock upon  conversion  of the
Note, as required by the rules and  regulations of the American Stock  Exchange, at any meeting of  shareholders  of the Company called for such purpose,  or any adjournment or postponement  thereof,  or by written consent of the shareholders of the Company.

     This  agreement  will be  binding on any  successor  of  Newcastle  and any transferee of any shares of Common Stock held by Newcastle.

                                               Sincerely,

                                               Newcastle Partners, L.P.

                                               By: Newcastle Capital Management,
                                                   L.P., its general partner

                                               By:
                                                   -----------------------------
                                                   Name:
                                                   Title: